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                                                                    EXHIBIT 99.1


         JUNE 28, 2000, SARASOTA, FLORIDA. RISCORP, Inc. (OTC) today announced that it has entered into an amendment to the Plan and Agreement of Merger with Griffin Acquisition Corp. which, among other things, increases the cash portion of the merger consideration payable to each holder of Class A Common Stock to $3.075 per share. This change reflects an increase of $0.225 per share of Class A Common Stock payable in connection with the consummation of the merger. In addition to the cash portion of the merger consideration, the holders of Class A Common Stock continue to have a contingent right to receive a pro rata portion of any recovery from Zenith Insurance Company in connection with the litigation currently pending against Zenith. The amendment also extends the termination date under the merger agreement to August 15, 2000.

         As a result of the increase in the cash portion of the merger consideration, the special meeting of RISCORP's shareholders originally convened on June 21, 2000 has been adjourned until 11:00 a.m. on July 20, 2000 to permit the distribution of supplemental proxy material with respect to the proposed transaction. The special meeting will reconvene at the Sheraton Colony Square, 188 14th Street, N.E., Atlanta, Georgia at such time and date.